Exhibit 99

Dillard’s, Inc. Reports February Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 4, 2010--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the four weeks ended February 27, 2010 were $499,191,000 compared to sales for the four weeks ended February 28, 2009 of $497,680,000. Total sales were unchanged on a percentage basis. Sales in comparable stores increased 2% for the four-week period.

During the four weeks ended February 27, 2010, sales were slightly below the average total Company trend in the Central and Western regions and above trend in the Eastern region. The sales performances in the men’s apparel and accessories category and the shoes category were significantly above trend. Sales in the home and furniture category were significantly below trend during the period.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations